Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SENSEONICS HOLDINGS, INC.

Senseonics Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

First: The name of the corporation is Senseonics Holdings, Inc. (the “Company”).

Second: The Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State on December 4, 2015. The Company’s Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on March 22, 2016, and amended by the Certificate of Amendment filed with the Delaware Secretary of State on June 5, 2018, the Certificate of Amendment filed with the Delaware Secretary of State on October 26, 2020, the Certificate of Amendment filed with the Delaware Secretary of State on May 22, 2024 and the Certificate of Amendment filed with the Delaware Secretary of State on October 16, 2025 (the “Certificate”).

Third: The Board and the Company’s stockholders, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving the following amendments to the Certificate:

The second sentence of Article IV of the Certificate is deleted and replaced in its entirety with:

“The total number of shares of all classes of capital stock which the Company shall have authority to issue is one hundred forty five million (145,000,000) shares, of which one hundred forty million (140,000,000) shares shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001), and five million (5,000,000) shares shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).”

Fourth: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.

Fifth: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

Sixth: This amendment to the Certificate of Incorporation shall be effective on and as of the effective time of 4:01 p.m., Eastern Time, on May 20, 2026.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, Senseonics Holdings, Inc. has caused this Certificate of Amendment to be executed by its President and Chief Executive Officer as of May 20, 2026.

By:	/s/ Timothy T. Goodnow
Timothy T. Goodnow, Ph.D.
President and Chief Executive Officer